UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under § 240.14a-12

Vista Outdoor Inc.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)
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SUPPLEMENT DATED JULY 8, 2024 TO PROXY STATEMENT/PROSPECTUS DATED APRIL 2, 2024
This document is a supplement dated July 8, 2024 (“Supplement”) to the proxy statement/prospectus dated April 2, 2024 and first mailed to shareholders of Vista Outdoor Inc. (“Vista Outdoor” or the “Company”) on or about April 9, 2024. That proxy statement/prospectus was supplemented by earlier supplements dated May 28, 2024 and June 10, 2024 and, as supplemented, is referred to herein as the Proxy Statement/Prospectus.
INTRODUCTION AND EXPLANATORY NOTE
Capitalized terms used herein, but not otherwise defined, shall have the meanings ascribed to such terms in the Proxy Statement/Prospectus. Except as described in this Supplement, the information provided in the Proxy Statement/Prospectus relating to the Transaction continues to apply. This Supplement and the documents referred to in this Supplement should be read in conjunction with the Proxy Statement/Prospectus, the annexes and exhibits to the Proxy Statement/Prospectus and the documents referred to in the Proxy Statement/Prospectus, each of which should be read in its entirety. To the extent that information in this Supplement differs from, updates or conflicts with information contained in the Proxy Statement/Prospectus, the information in this Supplement supersedes the information in the Proxy Statement/Prospectus.
As previously disclosed, on October 15, 2023, Vista Outdoor entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Revelyst, Inc. (“Revelyst”), CSG Elevate II Inc. (“Merger Sub Parent”), CSG Elevate III Inc., a wholly owned subsidiary of Merger Sub Parent (“Merger Sub”), and, solely for the purposes of specific provisions therein, CZECHOSLOVAK GROUP a.s. (“CSG”), pursuant to which, on the terms and conditions set forth therein and in accordance with the Delaware General Corporation Law, Merger Sub will merge with and into Vista Outdoor with Vista Outdoor surviving the merger as a wholly owned subsidiary of Merger Sub Parent (the “Merger” and, together with the other transactions contemplated by the Merger Agreement and the related transaction documents, in each case, as amended from time to time, the “Transaction”), which was amended by the Parties on May 27, 2024 (such amendment, the “First Merger Agreement Amendment”) and on June 23, 2024 (the “Second Merger Agreement Amendment”). As disclosed by Vista Outdoor on a Current Report on Form 8-K filed on the date of this Supplement, on July 8, 2024, the Parties entered into the third amendment to the Merger Agreement (the “Third Merger Agreement Amendment”). The Third Merger Agreement Amendment increases the Base Purchase Price from $2,000,000,000 to $2,100,000,000 and increases the Cash Consideration from $18.00 to $21.00 in cash per share of Vista Outdoor Common Stock. The Vista Outdoor Board approved the Third Merger Agreement Amendment after careful consideration and deliberation and determined that the Merger Agreement and the Transaction, in each case as amended by the First Merger Agreement Amendment, the Second Merger Agreement Amendment and the Third Merger Agreement Amendment, are advisable and fair to and in the best interests of the Company and the stockholders of the Company.
If you need another copy of the Proxy Statement/Prospectus, please contact Broadridge Investor Communications Solutions at 800-542-1061. The Proxy Statement/Prospectus may also be found on the Internet at www.sec.gov and on the website of the Company, located at www.vistaoutdoor.com.
The virtual special meeting of Vista Outdoor stockholders (the “Special Meeting”) is scheduled to be held on July 23, 2024 at 9:00am (Central Time). The record date for the special meeting is April 1, 2024.
Stockholders who wish to attend the virtual Special Meeting on July 23, 2024 may access the meeting via the following link: www.virtualshareholdermeeting.com/VSTO2024SM
Stockholders accessing the link will then be prompted to enter the 16-digit control number included in their proxy card, or in the instructions provided by their bank, broker or other financial intermediary (for those who hold their shares in “street name”). Once admitted to the Special Meeting, stockholders will be able to vote their shares electronically and submit any questions during the meeting.

UPDATES TO “QUESTIONS AND ANSWERS ABOUT THE TRANSACTION”
The following questions and answers address briefly some questions Vista Outdoor stockholders may have regarding the Third Merger Agreement Amendment. This section does not contain all the information that is important to you, nor is this section meant to be a substitute for the information contained in the remainder of this Supplement or the Proxy Statement/Prospectus. The information in this section is qualified in its entirety by the more detailed descriptions and explanations contained elsewhere in this Supplement and the Proxy Statement/Prospectus. We urge you to read both this Supplement and the Proxy Statement/Prospectus carefully, including the information incorporated by reference into this Supplement and the Proxy Statement/Prospectus.
Q:What consideration will Vista Outdoor stockholders receive if the Transaction is completed?
A: At the Effective Time, each share of Vista Outdoor Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) any such shares of Vista Outdoor Common Stock held by Vista Outdoor, its subsidiaries or Merger Sub Parent and (ii) any Appraisal Shares) will be converted into the right to receive (a) one fully paid and non-assessable share of Revelyst Common Stock and (b) $21.00 in cash (the “Cash Consideration”), in each case, per share of Vista Outdoor Common Stock.
At the time of the Closing, after giving effect to the contribution from Vista Outdoor and following the payment of taxes, transaction costs and other customary closing-related payments, Revelyst expects to have cash and cash equivalents of approximately $250 million. After the Closing, to the extent there is any cash on hand in excess of $250 million, Revelyst expects to return such cash in the form of a share buyback or a special dividend.
Q: What are the reasons for the change in the consideration to be received by Vista Outdoor stockholders under the Third Merger Agreement Amendment (as defined below)?
A: Vista Outdoor determined that it would return an additional approximately $75 million of excess cash to its stockholders as a part of the Cash Consideration. Additionally, CSG agreed to increase the Base Purchase Price from $2,000,000,000 to $2,100,000,000 and that increase will also be passed along to Vista Outdoor stockholders as a part of the Cash Consideration. After the Closing, to the extent there is any cash on hand in excess of $250 million, Revelyst expects to return such cash in the form of a share buyback or a special dividend.
The tax consequences to Vista Outdoor stockholders of the Transaction (including the Cash Consideration) will be the same as those previously described in the section entitled “Material U.S. Federal Income Tax Consequences” (beginning on page 129). If Revelyst had distributed the excess cash amounts as a special dividend following the Transaction, those amounts would have been treated as dividend income for U.S. federal income tax purposes and Revelyst stockholders would have been subject to different tax consequences with respect to the receipt of those amounts.
The tax consequences to Vista Outdoor stockholders of the Transaction may depend on a holder’s particular circumstances. Vista Outdoor stockholders should read the discussion in the section entitled “Material U.S. Federal Income Tax Consequences” beginning on page 129 for a more detailed description of the U.S. federal income tax consequences of the Transaction and should consult their own tax advisors for a full understanding of the tax consequences to them of the Transaction.

UPDATES TO “THE TRANSACTION”
The description of the Merger Agreement in the Proxy Statement/Prospectus, including the disclosure beginning on page 136 of the Proxy Statement/Prospectus, is hereby amended to describe the terms of the Third Merger Agreement Amendment. This summary may not contain all of the information about the Third Merger Agreement Amendment that is important to you. We urge you to read the full text of the Third Merger Agreement Amendment, together with the Merger Agreement, the First Merger Agreement Amendment and Second Merger Agreement Amendment. The First Merger Agreement Amendment, Second Merger Agreement Amendment and Third Merger Agreement Amendment are each attached as exhibits to the Current Reports on Form 8-K filed by the Company on May 28, 2024, June 24, 2024 and July 8, 2024, respectively, and the Merger Agreement is attached as an exhibit to the Proxy Statement/Prospectus.
Third Merger Agreement Amendment
Base Purchase Price and Cash Consideration
The Third Merger Agreement Amendment increases (i) the Base Purchase Price from $2,000,000,000 to $2,100,000,000 and (ii) the Cash Consideration from $18.00 to $21.00 in cash per share of Vista Outdoor Common Stock.

UPDATES TO “BACKGROUND OF THE TRANSACTION”
Set forth below are further supplemental disclosures with respect to the “Background of the Transaction” section of the Proxy Statement/Prospectus to reflect relevant developments that have occurred since the filing of the supplement to the Proxy Statement/Prospectus dated June 10, 2024 (the “Prior Supplement”).
Supplemental Disclosures to the Proxy Statement/Prospectus in Connection with the Background of the Transaction
The Proxy Statement/Prospectus describes the background of the Transaction up to and including June 10, 2024. The Prior Supplement is hereby amended by inserting the following text below the third full paragraph on page 4 of the Prior Supplement.
Later that day, representatives of Morgan Stanley granted representatives of Investor 1 access to a virtual data room established by Vista Outdoor with respect to the Sporting Products Business.
On June 10, 2024, various calls and meetings were held between representatives of Vista Outdoor and its external advisors and representatives of Investor 1 and its external advisors.
On the evening of June 10, 2024, representatives of MNC’s legal counsel delivered a letter to the Vista Outdoor Board notifying it of certain contractual agreements between Investor 1 and MNC that purportedly restricted Investor 1’s ability to submit an offer for the Sporting Products Business. From June 10, 2024 to June 13, 2024, representatives of Vista Outdoor and its external advisors, and representatives of Investor 1 and its external advisors, held various calls to discuss the allegations made by MNC and related matters.
On June 11, 2024, representatives of MNC’s legal counsel delivered to representatives of Cravath a copy of a letter from MNC’s legal counsel to Investor 1 detailing MNC’s allegations with respect to the contractual agreements between Investor 1 and MNC, which letter was shared with Vista Outdoor.
On June 13, 2024, representatives of MNC’s legal counsel delivered a letter to representatives of Cravath requesting that Vista Outdoor confirm it would terminate its engagement with Investor 1 in furtherance of any potential transaction.
On June 14, 2024, representatives of Investor 1 informed representatives of Vista Outdoor that the Investor 1 Second Indication was withdrawn.
On June 16, 2024, MNC delivered a letter to the Vista Outdoor Board (the “MNC June 16 Letter”) reiterating MNC’s continued interest in pursuing the MNC Third Indication, which had been rejected by the Vista Outdoor Board on June 10, 2024.
On June 18, 2024, Mr. Gottfredson called Mr. Callahan and informed him that MNC was working to put together committed financing in connection with another potential indication of interest.
On June 20 and June 21, 2024, Mr. Ehrich, Mr. Vanderbrink, representatives of Morgan Stanley, representatives of CSG and representatives of JPM held various calls to discuss the Transaction and the upcoming stockholder meeting on July 2, 2024. During such discussion, a representative of CSG indicated that CSG would be willing to consider increasing the purchase price for the Sporting Products Business by $40,000,000.
On June 21, 2024, a meeting of the Vista Outdoor Board was held with representatives of Morgan Stanley, Moelis, Cravath and Gibson Dunn also in attendance. At the meeting, the members of the Vista Outdoor Board discussed CSG’s proposed increase to its purchase price for the Sporting Products Business. The Vista Outdoor Board also discussed delivering to its stockholders (i) the $40,000,000 increase in the purchase price together with (ii) a portion of the excess cash on hand at Vista Outdoor, in each case, as part of the cash consideration in the Transaction. The Vista Outdoor Board then discussed the amendments to the merger agreement with CSG required to effect these changes (the “Second Merger Agreement Amendment”). Following such discussion, the members of the Vista Outdoor Board expressed support for the Second

Merger Agreement Amendment. The Vista Outdoor Board also discussed the MNC June 16 Letter. The Vista Outdoor Board agreed that, since the MNC June 16 Letter just reiterated the MNC Third Indication (which had been rejected by the Vista Outdoor Board on June 10, 2024), no further action with respect to the MNC June 16 Letter was required. Representatives of Cravath also reviewed with members of the Vista Outdoor Board upcoming milestones relating to the Transaction and certain process matters in connection therewith.
Later that day, representatives of Cravath sent draft documentation effecting the Second Merger Agreement Amendment to Clifford Chance, revised drafts of which were exchanged between Cravath and Clifford Chance on June 22, 2024.
On June 22, 2024, a representative of Investor 1 called Mr. Callahan and informed him that Investor 1 was considering submitting a revised indication of interest.
On June 23, 2024, a meeting of the Vista Outdoor Board was held with representatives of Morgan Stanley, Moelis, Cravath and Gibson Dunn also in attendance. At the meeting, the Vista Outdoor Board considered and discussed the Second Merger Agreement Amendment. Representatives of Cravath reviewed with the members of the Vista Outdoor Board their fiduciary duties. The Vista Outdoor Board asked questions and further considered and discussed the Second Merger Agreement Amendment. Following such discussion, the Vista Outdoor Board adopted resolutions approving the documentation effecting the Second Merger Agreement Amendment.
Later that day, the documentation effecting the Second Merger Agreement Amendment was executed and delivered by the parties thereto.
On the morning of June 24, 2024, before the opening of trading on NYSE, Vista Outdoor issued a press release and Current Report on Form 8-K announcing the Second Merger Agreement Amendment.
On the morning of June 26, 2024, MNC delivered a letter to the Vista Outdoor Board pursuant to which MNC expressed what it described as its final effort to acquire Vista Outdoor in an all-cash transaction for $42.00 per share of Vista Outdoor Common Stock (the “MNC Final Indication”). That same morning, MNC issued a press release describing the MNC Final Indication.
On June 26, 2024, a meeting of the Vista Outdoor Board was held. At the meeting, the Board authorized the adjournment of the Special Meeting that had been scheduled to be held on July 2, 2024 to July 23, 2024 to enable Vista Outdoor to engage with stockholders prior to the vote in light of recent developments.
Also on June 26, 2024, a representative of Investor 1 called Mr. Callahan and informed him that Investor 1 was not involved in the MNC Final Indication and was monitoring the developments with respect to Vista Outdoor and the Transaction.
Also on June 26, 2024, representatives of Cravath contacted representatives of MNC to request certain information in connection with MNC’s proposed debt and equity financing and transaction documentation required in order for the Board to assess the MNC Final Indication, solely in order to clarify the terms and conditions of the MNC Final Indication.
On June 27, 2024, the Vista Outdoor Board issued a letter to MNC and a press release requesting that MNC provide certain information in connection with MNC’s proposed debt and equity financing and transaction documentation required in order for the Board to assess the MNC Final Indication, solely in order to clarify the terms and conditions of the MNC Final Indication, by no later than 9:00 a.m. ET on July 1, 2024.
On July 1, 2024, MNC’s legal counsel delivered to Cravath a revised draft of the merger agreement and certain information relating to the proposed debt and equity financing, each with respect to the MNC Final Indication. The information provided by MNC reflected a different financing structure than MNC had identified in connection with the MNC Final Indication on June 26, 2024.

Later that morning, a representative of Investor 1 called Mr. Callahan and reiterated that Investor 1 was not involved in the MNC Final Indication and was continuing to monitor the developments with respect to Vista Outdoor and the Transaction. As of July 8, 2024, the date of this Supplement, no revised indication of interest from Investor 1 has been received.
Also on July 1, a meeting of the Vista Outdoor Board was held with representatives of Morgan Stanley, Moelis, Cravath and Gibson Dunn also in attendance. At the meeting, the Board considered and discussed the materials that MNC had provided in response to Vista Outdoor’s request that MNC provide (i) the identity of each of the sources of the proposed debt and equity financing for the MNC Final Indication, (ii) copies of the commitment letters with respect to the proposed debt and equity financing for such indication (together with all exhibits thereto and any related documents) and (iii) a copy of the merger agreement MNC proposed to execute in connection with such indication.
From July 1 to July 7, 2024, Mr. Ehrich, Mr. Vanderbrink, representatives of Morgan Stanley, representatives of CSG and representatives of JPM held various calls to discuss the MNC Final Indication and whether CSG would be increasing the purchase price for the Sporting Products Business in response to the MNC Final Indication.
On July 2, 2024, a meeting of the Vista Outdoor Board was held. At the meeting, the Vista Outdoor Board discussed that CSG was considering increasing the purchase price for the Sporting Products Business in response to the MNC Final Indication. The Vista Outdoor Board also considered and discussed the MNC Final Indication.
On July 5, 2024, MNC delivered a letter to the Vista Outdoor Board reiterating MNC’s desire to engage with Vista Outdoor on the MNC Final Indication and stating that the MNC Final Indication was MNC’s final effort to acquire Vista Outdoor and that MNC could not see any possible basis or reason to further raise the price set forth in the MNC Final Indication.
On July 7, 2024, a representative of CSG informed representatives of Vista Outdoor that CSG had determined to increase its the purchase price for the Sporting Products Business by $100,000,000.
Also on July 7, 2024, a meeting of the Vista Outdoor Board was held with representatives of Morgan Stanley, Moelis, Cravath and Gibson Dunn also in attendance. At the meeting, representatives of Cravath reviewed with the members of the Vista Outdoor Board their fiduciary duties and the obligations of Vista Outdoor under the merger agreement with CSG. Members of the Vista Outdoor Board discussed CSG’s proposed increase to its purchase price for the Sporting Products Business. The Vista Outdoor Board also discussed delivering to its stockholders (i) the $100,000,000 increase in the purchase price together with (ii) a portion of the excess cash on hand at Vista Outdoor, in each case, as part of the cash consideration in the Transaction by increasing the cash consideration in the Transaction to $21.00 per share of Vista Outdoor Common Stock. The Vista Outdoor Board then discussed the amendments to the merger agreement with CSG required to effect these changes (the “Third Merger Agreement Amendment”). The Vista Outdoor Board also discussed the MNC Final Indication. Representatives of Morgan Stanley reviewed their financial analysis of the MNC Final Indication and rendered an oral opinion, which was subsequently confirmed by delivery of a written opinion dated July 7, 2024, that as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Morgan Stanley as would be set forth in Morgan Stanley’s written opinion, the consideration to be received by Vista Outdoor Stockholders pursuant to the MNC Final Indication MNC Final Indication is inadequate from a financial point of view to such holders. Representatives of Moelis then reviewed Moelis’ financial analysis and rendered an oral opinion, which was subsequently confirmed by delivery of a written opinion dated July 7, 2024, that as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and other limitations as would be set forth in Moelis’ written opinion, the MNC Final Indication Amount (as defined in the section entitled “Inadequacy Opinion of Moelis & Company LLC” beginning on page 19 of this Supplement) is inadequate from a financial point of view to holders of Vista Outdoor Common Stock as compared to the Transaction Amount (as defined in the section entitled “Inadequacy Opinion of Moelis & Company LLC” beginning on page 19 of this Supplement). For a detai led discussion of Morgan Stanley’s and Moelis’ opinions see the sections entitled “Inadequacy Opinion of Morgan Stanley and Co. LLC” and “Inadequacy to Opinion of Moelis & Company LLC” beginning on pages 11 and 19 of this Supplement. The Vista Outdoor Board asked questions and then further considered and discussed the Third Merger Agreement Amendment and the MNC Final Indication. Following discussion, (the Vista Outdoor Board (i) adopted resolutions approving the documentation effecting the Third Merger Agreement Amendment and (ii) determined that the MNC Final Indication would not be more favorable to Vista Outdoor stockholders from a financial point of view than, and would not reasonably be expected to be superior to, the Transaction and should therefore be rejected.
On the morning of July 8, 2024, before the opening of trading on NYSE, Vista Outdoor issued (i) a Current Report on Form 8-K announcing the Third Merger Agreement Amendment, (ii) a letter to MNC notifying MNC of the rejection of the MNC Final Indication and (iii) a press release announcing the Third Merger Agreement Amendment and the Vista Outdoor Board’s determination to reject the MNC Final Indication and setting forth the text of the letter to MNC.

UPDATES TO “RECOMMENDATION OF THE VISTA OUTDOOR BOARD; THE VISTA OUTDOOR BOARD’S REASONS FOR THE TRANSACTION”
Set forth below are further supplemental disclosures with respect to the “Recommendation of the Vista Outdoor Board; The Vista Outdoor Board’s Reasons for the Transaction” section of the Proxy Statement/Prospectus to reflect relevant developments that have occurred since the filing of the supplement to the Proxy Statement/Prospectus dated May 28, 2024
On July 7, 2024, after careful consideration and deliberation, the Vista Outdoor Board approved the Third Merger Agreement Amendment and determined that the Merger Agreement and the Transaction, in each case as amended by the First Merger Agreement Amendment, the Second Merger Agreement Amendment and the Third Merger Agreement Amendment, are advisable and fair to and in the best interests of the Company and the stockholders of the Company.
In evaluating the Third Merger Agreement Amendment, the Vista Outdoor Board consulted with and received the advice of financial and legal advisors, held discussions with members of the Vista Outdoor management team, considered the business, assets and liabilities, results of operations, tax implications, financial performance, strategic direction and prospects of Vista Outdoor (including the Outdoor Products Business and the Sporting Products Business) and carefully considered a number of factors that it believed supported its determination. These factors included the following (not necessarily in order of relative importance):
•that the Third Merger Agreement Amendment increases the purchase price for the Sporting Products Business to $2,100,000,000, all payable at Closing, which represents approximately 5x enterprise value to the Sporting Products Business’s fiscal year 2024 (“FY2024E”) EBITDA;
•that distributing excess cash as part of the cash consideration payable to Vista Outdoor stockholders in the Transaction will result in more favorable tax treatment for stockholders than if Revelyst distributes such excess cash as a special dividend following the Transaction;
•the oral opinion of Morgan Stanley rendered on July 7, 2024, to the Vista Outdoor Board, which was subsequently confirmed by delivery of a written opinion dated July 7, 2024, that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Morgan Stanley as set forth in Morgan Stanley’s written opinion, the $42.00 in cash per share to be received by Vista Outdoor Stockholders pursuant to the MNC Final Indication is inadequate from a financial point of view to Vista Outdoor Stockholders, as more fully described in the section entitled “Inadequacy Opinion of Morgan Stanley and Co. LLC” beginning on page 11 of this Supplement;
•the oral opinion of Moelis rendered on July 7, 2024, to the Vista Outdoor Independent Directors and the Vista Outdoor Board, which was subsequently confirmed by delivery of a written opinion dated July 7, 2024, that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and other limitations set forth in Moelis’ written opinion, the MNC Final Indication Amount (as defined in the section entitled “Inadequacy Opinion of Moelis & Company LLC” beginning on page 19 of this Supplement) is inadequate from a financial point of view to Vista Outdoor Stockholders as compared to the Transaction Amount (as defined in the section entitled “Inadequacy Opinion of Moelis & Company LLC” beginning on page 19 of this Supplement), as more fully described in the section entitled “Inadequacy Opinion of Moelis & Company LLC” beginning on page 19 of this Supplement.

UPDATES TO “REGULATORY APPROVALS”
Set forth below are further supplemental disclosures with respect to the “Regulatory Approvals” section of the Proxy Statement/Prospectus to reflect relevant developments that have occurred since the filing of the Proxy Statement/Prospectus.
Supplemental Disclosures to the Proxy Statement/Prospectus in Connection with the Regulatory Approvals
The third full paragraph under the heading “CFIUS” on page 26 of the Proxy Statement/Prospectus in the section entitled “Regulatory Approvals” is hereby amended as follows:
~~The Transaction is being reviewed by CFIUS.~~ Vista Outdoor and CSG filed a joint voluntary notice with CFIUS with respect to the Transaction, which was accepted on December 28, 2023. ~~On March 28, 2024, Vista Outdoor and CSG voluntarily withdrew and refiled their joint voluntary notice to allow CFIUS additional time to conduct diligence on the Transaction. CFIUS accepted the refiled joint voluntary notice, thereby beginning a 45-calendar-day review period. At or prior to the expiration of this review period, CFIUS may clear the Transaction or notify the parties that CFIUS has initiated a 45-calendar-day investigation period (which, in extraordinary circumstances, CFIUS may extend to 60 calendar days). If, at the end of the investigation period, CFIUS determines that there are no unresolved national security concerns, it will clear the Transaction. If CFIUS determines that there are unresolved national security concerns, it may recommend that the President of the United States suspend or prohibit the Transaction.~~ CFIUS completed its review and investigation of the Transaction on June 25, 2024. Based upon its review and investigation, CFIUS has determined that there are no unresolved national security concerns with respect to the Transaction.

INADEQUACY OPINION OF MORGAN STANLEY & CO. LLC
Supplemental Disclosures to the Proxy Statement/Prospectus in Connection with the Opinion of Morgan Stanley & Co. LLC
The Prior Supplement is hereby amended by inserting the below section entitled “Summary of Financial Analyses in Connection with the MNC Fourth Indication” below the section entitled “Summary of Financial Analyses in Connection with the MNC Third Indication.”
Summary of Financial Analyses in Connection with the MNC Fourth Indication
Supplemental Disclosures to the Proxy Statement/Prospectus in Connection with the Opinion of Morgan Stanley & Co. LLC
The Prior Supplement is hereby amended by inserting the section entitled “Summary of Financial Analyses in Connection with the MNC Final Indication” below the section entitled “Summary of Financial Analyses in Connection with the MNC Third Indication.”
Summary of Financial Analyses in Connection with the MNC Final Indication
At the meeting of the Vista Outdoor Board held on July 7, 2024, Morgan Stanley rendered its oral opinion, which was subsequently confirmed by delivery of a written opinion, dated July 7, 2024, to the Vista Outdoor Board to the effect that, as of such date, and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Morgan Stanley as set forth in Morgan Stanley’s written opinion, the consideration that would be received by the holders of shares of Vista Outdoor Common Stock pursuant to the MNC Final Indication was inadequate from a financial point of view to the holders of shares of Vista Outdoor Common Stock.
The full text of Morgan Stanley’s written opinion to the Vista Outdoor Board, dated July 7, 2024, is attached as Annex A and is incorporated by reference into this Supplement in its entirety. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley in rendering its opinion. Vista Outdoor stockholders are urged to, and should, read the opinion carefully and in its entirety. Morgan Stanley’s opinion was directed to the Vista Outdoor Board and addressed only the adequacy, from a financial point of view, as of the date of the opinion, of the consideration that would be received by the holders of Vista Outdoor Common Stock pursuant to the MNC Final Indication. Morgan Stanley did not express any view on, and the opinion did not address, any other term or aspect of the MNC Final Indication or the transactions contemplated thereby or any term or aspect of any other agreement or instrument contemplated by the MNC Final Indication or entered into or amended in connection therewith. Morgan Stanley’s opinion was not intended to, and does not, constitute an opinion or recommendation as to how the Vista Outdoor stockholders should vote at the Special Meeting. The summary of Morgan Stanley’s opinion set forth in this Supplement is qualified in its entirety by reference to the full text of Morgan Stanley’s opinion.
For purposes of the opinion set forth herein, Morgan Stanley, among other things:
1)Reviewed certain publicly available financial statements and other business and financial information of Vista Outdoor;
2)Reviewed certain internal financial statements and other financial and operating data concerning the businesses and operations of the Outdoor Products reportable segment of Vista Outdoor (the “Revelyst Business”);
3)Reviewed certain financial projections prepared by the management of Vista Outdoor for the Revelyst Business;
4)Reviewed certain financial information prepared by the management of Vista Outdoor, and have considered in our analysis, that pursuant to (i) an agreement and plan of merger (the “CSG Merger Agreement”) by and among Vista Outdoor, Revelyst, Inc. (“Revelyst”), CSG Elevate II Inc. (“CSG Parent”), CSG Elevate III Inc., a wholly owned subsidiary of CSG Parent (“CSG Merger Sub”), and, solely for the purposes of specific provisions therein, CZECHOSLOVAK GROUP a.s., (ii) a separation agreement by and between Vista Outdoor and Revelyst and (iii) a subscription agreement by and between CSG Merger Sub and Vista Outdoor, Vista Outdoor expects to receive $2,100,000,000 from CSG Merger Sub, which includes $21.00 per share in cash consideration to be received by holders of Vista Outdoor Common Stock (the “CSG Transaction”) as consideration for the sale of the Vista Outdoor Business (as defined in the Separation Agreement);
5)Discussed the past and current operations and financial condition and the prospects of the Revelyst Business with senior executives of Vista Outdoor;
6)Reviewed the reported prices and trading activity for the Vista Outdoor Common Stock;
7)Compared the financial performance of the Revelyst Business with that of certain other publicly traded companies comparable with the Revelyst Business;
8)Participated in certain discussions and negotiations among representatives of Vista Outdoor and MNC and certain parties and their financial and legal advisors;
9)Reviewed the draft merger agreement provided by MNC in connection with the MNC Final Indication (the “Proposed Merger Agreement”), the draft commitment letters from certain lenders and potential sources of equity substantially in the form of the drafts dated July 7, 2024 (the “Commitment Letters”) and certain related documents; and
10)Performed such other analyses, reviewed such other information and considered such other factors as Morgan Stanley deemed appropriate.
In arriving at its opinion, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to Morgan Stanley by Vista Outdoor, and formed a substantial basis for its opinion. With respect to the Outdoor Products Projections (as defined in the Prior Supplement), Morgan Stanley assumed, at Vista Outdoor’s direction, that they had been reasonably prepared and reflected the best currently available estimates and judgments of Vista Outdoor as to the future financial performance of the Outdoor Products Business.
In addition, Morgan Stanley assumed that the transaction contemplated by the MNC Final Indication would be consummated in accordance with the terms set forth in the Proposed Merger Agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that MNC will obtain financing in accordance with the terms set forth in the Commitment Letters, and that the definitive Proposed Merger Agreement would not differ in any material respect from the draft thereof furnished to Morgan Stanley. Morgan Stanley assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the transaction contemplated by the transaction contemplated by the MNC Final Indication, no delays, limitations, conditions or restrictions would be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the transaction contemplated by the MNC Final Indication. Morgan Stanley is not a legal, tax or regulatory advisor. Morgan Stanley is a financial advisor only and relied upon, without independent verification, the assessment of Vista Outdoor and its legal, tax or regulatory advisors with respect to legal, tax or regulatory matters. Morgan Stanley expressed no opinion with respect to the fairness of the MNC Final Indication. Morgan Stanley expressed no opinion with respect to the fairness of the amount or nature of the compensation to any of Vista Outdoor’s officers, directors or employees, or any class of such persons, relative to the consideration to be received by the holders of shares of Vista Outdoor Common Stock in the transaction contemplated by the MNC Final Indication. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of the Outdoor Products Business, nor was Morgan Stanley furnished with any such valuations or appraisals. Morgan Stanley’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Morgan Stanley as of, July 7, 2024. Events occurring after July 7, 2024 may affect Morgan Stanley’s opinion and the assumptions used in preparing it, and Morgan Stanley did not assume any obligation to update, revise or reaffirm its opinion. Morgan Stanley’s opinion did not address the relative merits of the transactions contemplated by the MNC Final Indication as compared to other business or financial strategies that might be available to Vista Outdoor, nor did it address the underlying business decision of Vista Outdoor to enter into the Proposed Merger Agreement or proceed with any other transaction contemplated by the Proposed Merger Agreement.

Summary of Financial Analyses
The following is a summary of the material financial analyses performed by Morgan Stanley in connection with its oral opinion and the preparation of its written opinion letter, dated as of July 7, 2024, to the Vista Outdoor Board. The following summary is not a complete description of Morgan Stanley’s opinion or the financial analyses performed and factors considered by Morgan Stanley in connection with its opinion, nor does the order of analyses described represent the relative importance or weight given to those financial analyses.
In performing its financial analyses summarized below and in arriving at its opinion, at the direction of the Vista Outdoor Board, Morgan Stanley used and relied upon the Outdoor Products Projections provided by Vista Outdoor management, as more fully described below in the section entitled “Inadequacy Opinion of Morgan Stanley & Co. LLC” beginning on page 11 of this Supplement. Additionally, based on information provided by Vista Outdoor, Morgan Stanley assumed throughout its analyses that the cash consideration to be received by Vista Outdoor stockholders for the Sporting Products Business is equal to $21.00 per Vista Outdoor share, which is the cash portion of the Merger Consideration that Vista Outdoor stockholders would receive at Closing pursuant to the Transaction Agreements as of the date of Morgan Stanley’s oral opinion (the “Sporting Products Per Share Cash Consideration”). Morgan Stanley considered in its analyses that the value of Vista Outdoor per share is equal to the Sporting Products Business Per Share Cash Consideration plus the value of the Outdoor Products Business per Vista Outdoor share (the “Total Package Value”).
Some of the financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. The analyses listed in the tables and described below must be considered as a whole. Furthermore, mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using the data referred to below. Assessing any portion of such analyses and of the factors reviewed, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Morgan Stanley’s opinion.
Certain of the following terms are used throughout this summary of financial analyses:
•“AV” refers to aggregate enterprise value, calculated as equity value, plus principal value of total debt (inclusive of finance leases if applicable for the company being analyzed), plus non-controlling interest (as applicable for the company being analyzed), less cash, cash equivalents and marketable securities; and
•“Adjusted EBITDA”, which is referred to as “Adj. EBITDA”, (i) when used in the context of the Outdoor Products Projections has the meaning given to such term in the section entitled “Certain Unaudited Prospective Financial Information” beginning on page 112 of the Proxy Statement/Prospectus and (ii) otherwise refers to earnings before interest, tax, depreciation and amortization, as adjusted, for the company being analyzed.
Discounted Cash Flow Analysis
Morgan Stanley performed a discounted cash flow analysis, which is designed to provide an implied value of a company by calculating the present value of the estimated future cash flows and terminal value of such company. Morgan Stanley calculated a range of implied values per share of the Outdoor Products Business based on estimates of future cash flows for fiscal year 2025 through end of fiscal year 2029. Morgan Stanley performed this analysis on the estimated future cash flows contained in the Outdoor Products Projections.
Morgan Stanley based its analysis on the estimated Unlevered Free Cash Flow (as set forth in the section entitled “Certain Unaudited Prospective Financial Information” beginning on page 112 of the Proxy Statement/Prospectus) expected to be generated by the Outdoor Products Business. Morgan Stanley calculated terminal values based on a terminal AV / LTM Adj. EBITDA exit multiple ranging from 8.0x to 10.0x. The Unlevered Free Cash Flow from fiscal year 2025 through end of fiscal year 2029 and terminal values were then discounted to present values as of June 30, 2024 using a range of discount rates of 12.2% to 13.2% (which Morgan Stanley derived based on Morgan Stanley’s estimate of the Outdoor Products Business’s weighted average cost of capital) to calculate an implied AV range for the Outdoor Products Business. Morgan Stanley estimated the weighted average cost of capital for the Outdoor Products Business using the capital asset pricing model and based on its professional judgment and experience. Based on the above-described analysis, Morgan Stanley derived a range of estimated implied values of the Outdoor Products Business per Vista Outdoor share of $29.25 to $34.90, which resulted in a Total Package Value range of $50.25 to $55.90, rounded to the nearest $0.05.

	Sporting Products Per Share Cash Consideration	Implied Per Share Range for Outdoor Products	Total Package Value Range	MNC Final Indication
8.0x - 10.0x LTM Adj. EBITDA, 12.2% - 13.2% WACC	$21.00	$29.25 - $34.90	$50.25 - $55.90	$42.00
Based on the Outdoor Products Projections as provided by Vista Outdoor management, Morgan Stanley calculated sensitivities on projected compound annual growth rate and long-term EBITDA margin assuming a terminal AV / LTM Adj. EBITDA exit multiple ranging from 8.0x to 10.0x and a range of discount rates of 12.2% to 13.2% (which Morgan Stanley derived based on Morgan Stanley’s estimate of the Outdoor Products Business’s weighted average cost of capital). Based on this analysis, Morgan Stanley derived a downward adjusted Total Package Value range of $45.55 to $50.10 and an upward adjusted Total Package Value range of $55.90 to $62.80, rounded to the nearest $0.05.
Discounted Equity Value Analysis
Morgan Stanley performed a discounted equity value analysis, which is designed to provide insight into a theoretical estimate of the future implied value of a company’s equity as a function of that company’s estimated future earnings. The resulting equity value is subsequently discounted to arrive at an estimate of the implied present value for such company’s potential future per share equity value. In connection with this analysis, Morgan Stanley calculated a range of implied present equity values per share for the Outdoor Products Business.
To calculate the discounted per share equity value for the Outdoor Products Business, Morgan Stanley utilized estimated Adj. EBITDA for the next 12 months (“NTM”) following March 31, 2026. Based upon the application of its professional judgment and experience, Morgan Stanley applied a range of multiples of AV to NTM Adj. EBITDA as of March 31, 2026 of 7.0x to 10.0x, and discounted the resulting equity values at a discount rate of 12.2% based on Morgan Stanley’s estimate of the Outdoor Products Business’s current cost of equity. Based on this analysis, Morgan Stanley derived a range of estimated implied values of the Outdoor Products Business per Vista Outdoor share of $25.75 to $34.40, which resulted in a Total Package Value range of $46.75 to $55.40, rounded to the nearest $0.05.

	Sporting Products Per Share Cash Consideration	Implied Equity Value Per Share Range for Outdoor Products	Total Package Value Range	MNC Final Indication
7.0x - 10.0x NTM Adj. EBITDA, 12.2% Base Cost of Equity	$21.00	$25.75 - $34.40	$46.75 - $55.40	$42.00
Based on the Outdoor Products Projections as provided by Vista Outdoor management, Morgan Stanley calculated sensitivities on projected compound annual growth rate and long-term EBITDA margin assuming a range of multiples of AV to NTM Adj. EBITDA as of March 31, 2024 of 7.0x to 10.0x and a discount rate of 12.2% based on Morgan Stanley’s estimate of the Outdoor Products Business’s then-current cost of equity. Based on this analysis, Morgan Stanley derived a downward adjusted Total Package Value range of $43.95 to $51.55 and an upward adjusted Total Package Value range of $51.50 to $62.00, rounded to the nearest $0.05.
Leveraged Buyout Analysis
Morgan Stanley analyzed the Outdoor Products Business from the perspective of a potential purchaser that was not a strategic buyer, but rather was primarily a financial sponsor buyer that would effect a hypothetical leveraged buyout of the Outdoor Products Business. Morgan Stanley based its analysis on the Outdoor Products Projections. Morgan Stanley assumed an illustrative transaction date as of June 30, 2024 and a 4.75-year investment period ending March 30, 2029. Based on its professional judgment and experience, Morgan Stanley assumed (i) a target range of annualized internal rates of return for the financial sponsor of 17.5% to 22.5% and (ii) a range of exit multiples from 8.0x to 10.0x LTM Adj. EBITDA. Based on the above-described analysis, Morgan Stanley derived a range of implied values of the Outdoor Products Business per Vista Outdoor share of $21.40 to $28.40, which resulted in a Total Package Value range of $42.40 to $49.40, rounded to the nearest $0.05.

	Sporting Products Per Share Cash Consideration	Implied AV Per Share Range for Outdoor Products	Total Package Value Range	MNC Final Indication
8.0x - 10.0x LTM Adj. EBITDA, 17.5% - 22.5% IRR	$21.00	$21.40 - $28.40	$42.40 - $49.40	$42.00
Based on the Outdoor Products Projections as provided by Vista Outdoor management, Morgan Stanley calculated sensitivities on projected compound annual growth rate and long-term EBITDA margin assuming (i) a target range of annualized rates of return for the financial sponsor of 17.5% to 22.5% and (ii) a range of exit multiples from 8.0x to 10.0x LTM Adj. EBITDA. Based on this analysis, Morgan Stanley derived a downward adjusted Total Package Value range of $39.30 to $44.85 and an upward adjusted Total Package Value range of $46.10 to $54.70, rounded to the nearest $0.05.
Comparable Companies Analysis
Morgan Stanley performed a comparable companies analysis, which attempts to provide an implied value of a company by comparing it to similar companies that are publicly traded. Morgan Stanley reviewed and compared the Outdoor Products Projections with comparable publicly available consensus equity analyst research estimates for selected companies, selected based on Morgan Stanley’s professional judgement and experience, that share similar business characteristics and have certain comparable operating characteristics including, among other things, similarly sized revenue and/or revenue growth rates, market capitalizations, profitability, scale and/or other similar operating characteristics (these companies are referred to herein as the “comparable companies”). No comparable companies were excluded from Morgan Stanley’s analysis.
For purposes of this analysis, Morgan Stanley analyzed the ratio of AV to Adj. EBITDA estimated for the Outdoor Products Business fiscal years 2024 and 2025 and using publicly available consensus equity analyst research estimates for comparison purposes with the comparable companies. Results of the analysis for the comparable companies is indicated in the following table:

Outdoor Products Peers	AV / Estimated 2024 Adj. EBITDA	AV / Estimated 2025 Adj. EBITDA
Topgolf Callaway Brands	10.0x	8.5x
Helen of Troy	9.4x	8.8x
Yeti Holdings	11.0x	9.0x
Traeger	N/A	10.1x
Fox Factory Holding(1)	11.6x	10.5x
Acushnet Holdings	15.1x	12.4x
Thule Group	17.6x	15.5x
__________________
(1)Pro forma adjustments made to account for November 2023 acquisition of Marucci.
Based on its analysis of the relevant metrics for each of the comparable companies and upon the application of its professional judgment and experience, Morgan Stanley selected a representative range of 7.0x to 10.0x Adj. EBITDA and applied this range of multiples to the estimated FY25 Adj. EBITDA provided by Vista Outdoor management in the Outdoor Products Projections. Morgan Stanley derived a range of implied values of the Outdoor

Products Business per Vista Outdoor share of $14.70 to $19.20, which resulted in a Total Package Value range of $35.70 to $40.20, rounded to the nearest $0.05.

	Sporting Products Per Share Cash Consideration	Implied AV Per Share Range for Outdoor Products	Total Package Value Range	MNC Final Indication
7.0x - 10.0x FY25 Adj. EBITDA	$21.00	$14.70 - $19.20	$35.70 - $40.20	$42.00
No company utilized in the comparable companies analysis is identical to the Outdoor Products Business. In evaluating the comparable companies, Morgan Stanley made numerous assumptions with respect to industry performance, general business, regulatory, economic, market and financial conditions and other matters, many of which are beyond the Outdoor Products Business’s control. These include, among other things, the impact of competition on the Outdoor Products Business’s business and its industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of the Outdoor Products Business and its industry, and in the financial markets in general. Mathematical analysis (such as determining the mean or a median) is not in itself a meaningful method of using selected company data.
Based on the application of Morgan Stanley’s professional judgment and experience, Morgan Stanley did not calculate sensitivities as it relates to its comparable companies analysis.
General
In connection with the review of the MNC Final Indication by the Vista Outdoor Board, Morgan Stanley performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Morgan Stanley believes that selecting any portion of its analyses, without considering all analyses as a whole, would create an incomplete view of the process underlying its analyses and opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley’s view of the actual value of the Outdoor Products Business or the Total Package Value.
In performing its analyses, Morgan Stanley made numerous judgments and assumptions with respect to industry performance, general business, regulatory, economic, market and financial conditions and other matters, many of which are beyond the control of the Sporting Products Business or the Outdoor Products Business. These include, among other things, the impact of competition on the Sporting Products Business or the Outdoor Products Business’s business and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of the Sporting Products Business or the Outdoor Products Business, the industry or the financial markets in general. Any estimates contained in Morgan Stanley’s analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.
Morgan Stanley conducted the analyses described above solely as part of its analysis of the adequacy, from a financial point of view, of the consideration that would be received by the holders of shares of Vista Outdoor Common Stock pursuant to the MNC Final Indication and in connection with the delivery of its written opinion, dated July 7, 2024, to the Vista Outdoor Board. These analyses do not purport to be appraisals of Vista Outdoor Common Stock, the Sporting Products Business or the Outdoor Products Business, or to reflect the price at which shares of Vista Outdoor Common Stock might actually trade.
Morgan Stanley’s opinion and its presentation to the Vista Outdoor Board was one of many factors taken into consideration by the Vista Outdoor Board in deciding to reject the MNC Final Indication. Consequently, the analyses as described above should not be viewed as determinative of the opinion of the Vista Outdoor Board with respect to the MNC Final Indication. Morgan Stanley’s opinion was approved by a committee of Morgan Stanley investment banking and other professionals in accordance with Morgan Stanley’s customary practice.
Under the terms of its engagement, Morgan Stanley has acted as financial advisor to Vista Outdoor, including providing the Vista Outdoor Board with a written financial opinion, described in this section and attached as Annex B to this proxy statement/prospectus with respect to the MNC Final Indication, and Vista Outdoor has agreed to pay Morgan Stanley a fee of approximately $3 million, which was paid to Morgan Stanley upon the rendering of its opinion as described herein.
In the two years prior to the date of Morgan Stanley’s opinion, Morgan Stanley and its affiliates have provided financial advisory and financing services for Vista Outdoor and have received approximately $2 million to $5 million in connection with such services. In the two years prior to the date of Morgan Stanley’s opinion, Morgan Stanley and its affiliates have provided financing services for majority-controlled affiliates of an entity that has provided an equity commitment letter to MNC, and have received approximately $2 million to $5 million in connection with such services. In the two years prior to the date of Morgan Stanley’s opinion, Morgan Stanley and its affiliates have not received any fees from MNC in connection with financial advisory or financing services provided to such entities. Morgan Stanley and its affiliates may also seek to provide financial advisory and financing services to MNC and Vista Outdoor and their respective affiliates in the future and would expect to receive fees for the rendering of these services.

UPDATES TO OPINION OF MOELIS & COMPANY LLC
Supplemental Disclosures to the Prior Supplement and Proxy Statement/Prospectus in Connection with the Opinion of Moelis & Company LLC
The third and fourth full paragraphs on page 112 of the Proxy Statement/Prospectus under the heading “Opinion of Moelis & Company LLC” in the section entitled “The Transaction” are hereby amended as follows:
Moelis acted as financial advisor to the Vista Outdoor Independent Directors in connection with the Transaction and became entitled to a fee upon delivery of its report prepared in connection with the Transaction of $3.5 million. Moelis also became entitled to a fee upon delivery of its opinion of $1.0 million. As of May 6, 2024, Vista Outdoor and Moelis entered into an updated engagement letter to reflect the additional work Moelis had performed and expects to perform in connection with the Transaction. The updated engagement letter provides that (i) upon delivery of a further report prepared in connection with the Transaction, Moelis will become entitled to a report fee equal to $2.5 million and (ii) in the event that the Vista Outdoor Independent Directors request a further opinion from Moelis, Moelis will become entitled to a fee upon delivery of such opinion of $1 million. On May 23, 2024, Moelis delivered a further report prepared in connection with the Transaction and became entitled to a report fee equal to $2.5 million and on July 7, 2024, Moelis delivered a further opinion and became entitled to an opinion fee equal to $1 million, which opinion is described below in the section entitled —“Inadequacy Opinion of Moelis & Company LLC” beginning on page 19). Furthermore, Vista Outdoor has agreed to indemnify Moelis for certain liabilities, including liabilities under the federal securities laws, arising out of its engagement. The Vista Outdoor Independent Directors selected Moelis as a financial advisor in connection with the Transaction because Moelis has substantial experience in similar transactions and familiarity with Vista Outdoor. Moelis is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, strategic transactions, corporate restructurings and valuations for corporate and other purposes.
Moelis’ affiliates, employees, officers and partners may, at any time, own securities (long or short) of Vista Outdoor and CSG. Moelis has provided investment banking and other services to Vista Outdoor unrelated to the Transaction and the transaction contemplated by the MNC Final Indication and in the future may provide such services to Vista Outdoor and CSG and has received and may receive compensation for such services. In the two years prior to the date of its opinion, Moelis acted as financial advisor to (i) the Vista Outdoor Independent Directors in connection with a review of strategic alternatives, including the proposed Spin-Off (for which it received a fee of $2.0 million in addition to the amounts described above) and (ii) certain affiliates and other related parties of a member of the MNC financing consortium, in connection with certain transactions (for which it received aggregate fees of approximately $12.4 million). Moelis is currently engaged to provide financial advisory services to more than one affiliate of the same member of the MNC financing consortium in connection with various potential transactions. If all such potential transactions are completed, Moelis estimates it will receive aggregate fees of approximately $45 million.

INADEQUACY OPINION OF MOELIS & COMPANY
Supplemental Disclosures to the Prior Supplement and Proxy Statement/Prospectus in Connection with the Opinion of Moelis & Company LLC
The Prior Supplement is hereby amended by inserting the section entitled “Inadequacy Opinion of Moelis & Company LLC” below the section entitled “June 2024 Report of Moelis & Company LLC.”
Inadequacy Opinion of Moelis & Company LLC
At a meeting of the Vista Outdoor Board on July 7, 2024 to, among other things, evaluate the MNC Final Indication, Moelis delivered an oral opinion, which was confirmed by delivery of a written opinion, dated July 7, 2024, addressed to the Vista Outdoor Independent Directors and the Vista Outdoor Board to the effect that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and other limitations set forth in the written opinion, MNC’s proposal to acquire Vista Outdoor for $42.00 per share in cash (the “MNC Final Indication Amount”) is inadequate from a financial point of view to holders of Vista Outdoor Common Stock as compared to the Transaction Amount (as defined below).
The full text of Moelis’ written opinion dated July 7, 2024, which sets forth the assumptions made, procedures followed, matters considered and other limitations on the review undertaken in connection with the opinion, is attached as Annex B to this Supplement and is incorporated herein by reference. Moelis’ opinion was provided for the use and benefit of the Vista Outdoor Independent Directors (solely in their capacity as such) as well as for the use and benefit of the entire Vista Outdoor Board (solely in its capacity as such) in their evaluation of the MNC Final Indication. Moelis’ opinion is limited solely to the adequacy, from a financial point of view, of the MNC Final Indication Amount as compared to the Transaction Amount and does not address Vista Outdoor’s prior underlying business decision to enter into the Merger Agreement, effect the Transaction or the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available to Vista Outdoor. Moelis’ opinion does not constitute a recommendation as to how any holder of securities should vote or act with respect to the Transaction or any other matter. Moelis’ opinion was approved by a Moelis fairness opinion committee. For purposes of this section, “Merger Agreement” means the Merger Agreement, as amended by the Third Merger Agreement Amendment.
In arriving at its opinion, Moelis, among other things:
•reviewed certain publicly available business and financial information relating to Vista Outdoor;
•reviewed certain internal information relating to the business, earnings, cash flow, assets, liabilities and prospects of the Outdoor Products Business furnished to Moelis by Vista Outdoor, including (i) the Outdoor Products Projections (as defined in the Prior Supplement) provided to or discussed with Moelis by Vista Outdoor management, (ii) estimated Transaction Costs (as defined below), and (iii) estimated Additional Divesture Amounts (as defined below);
•conducted discussions with members of the senior management and representatives of Vista Outdoor concerning the information described in the foregoing, as well as the business and prospects of the Outdoor Products Business;
•reviewed the reported prices and trading activity for Vista Outdoor Common Stock;
•reviewed publicly available financial and stock market data of certain other companies in lines of business that Moelis deemed relevant;
•reviewed the financial terms of certain other transactions that Moelis deemed relevant;
•reviewed (i) the Merger Agreement, (ii) the Separation Agreement, (iii) the form, provided on October 15, 2023, of the Subscription Agreement, and (iv) the MNC First Indication, the MNC Second Indication, the MNC Third Indication, the MNC Final Indication and the letter received by Vista Outdoor on July 1, 2024 from MNC further indicating that the MNC Final Indication Amount was its final offer; and

•conducted such other financial studies and analyses and took into account such other information as Moelis deemed appropriate.
In connection with its analysis and opinion, Moelis, at the direction of the Vista Outdoor Independent Directors and the Vista Outdoor Board, relied on the information supplied to, discussed with or reviewed by Moelis for purposes of its opinion being complete and accurate in all material respects. Moelis did not independently verify any such information (or assume any responsibility for the independent verification of any of such information). With the consent of the Vista Outdoor Independent Directors and the Vista Outdoor Board, Moelis also relied on the representation of Vista Outdoor management that they were not aware of any facts or circumstances that would make any such information inaccurate or misleading. With the consent of the Vista Outdoor Independent Directors and the Vista Outdoor Board, Moelis relied upon, without independent verification, the assessment of Vista Outdoor and its legal, tax, regulatory and accounting advisors with respect to legal, tax, regulatory and accounting matters. With respect to the Outdoor Products Projections, Transactions Costs and Additional Divestiture Amounts, Moelis assumed, at the direction of the Vista Outdoor Independent Directors and the Vista Outdoor Board, that they were reasonably prepared on a basis reflecting the best currently available estimates and judgments of Vista Outdoor as to the future performance of the Outdoor Products Business and the estimated Transaction Costs and Additional Divesture Amounts. Moelis expressed no views as to the reasonableness of any financial forecasts or the assumptions on which they are based. In addition, Moelis did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet or otherwise) of Vista Outdoor, nor was Moelis furnished with any such evaluation or appraisal.
Moelis’ opinion did not address Vista Outdoor’s prior underlying business decision to enter into the Merger Agreement to effect the Transaction or the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available to Vista Outdoor and did not address any legal, regulatory, tax or accounting matters. Moelis was not asked to, nor did it, offer any opinion as to any terms of the draft merger agreement submitted to Vista Outdoor by MNC together with the MNC Final Indication or any aspect or implication of the transaction contemplated by the MNC Final Indication, except for the adequacy of the MNC Final Indication Amount from a financial point of view to holders of Vista Outdoor Common Stock as compared to the Transaction Amount. Moelis expressed no opinion as to what the value of Vista Outdoor Common Stock or Revelyst Common Stock actually will be when issued pursuant to the Transaction or the prices at which Vista Outdoor Common Stock or Revelyst Common Stock may trade at any time. Moelis expressed no opinion as to fair value, viability or the solvency of Vista Outdoor or Revelyst following the closing of the Transaction. In rendering its opinion, Moelis assumed, with the consent of the Vista Outdoor Independent Directors and the Vista Outdoor Board, that the final executed forms of the Subscription Agreement and the Merger Agreement would not differ in any material respect from the drafts that Moelis reviewed, that the Transaction would be consummated in accordance with their terms without any waiver or modification that could be material to Moelis’ analysis, that the representations and warranties of each party set forth in the Merger Agreement, the Separation Agreement and the Subscription Agreement were accurate and correct, and that the parties to the Merger Agreement, the Separation Agreement and the Subscription Agreement would comply with all the material terms of the Merger Agreement, the Separation Agreement and the Subscription Agreement. Moelis assumed, with the consent of the Vista Outdoor Independent Directors and the Vista Outdoor Board, that all governmental, regulatory or other consents or approvals necessary for the completion of the Transaction would be obtained, except to the extent that could not be material to Moelis’ analysis. Moelis was not authorized to solicit and did not solicit indications of interest in a possible transaction regarding the Outdoor Products Business, the Vista Outdoor Business or Vista Outdoor as a whole, from any party.
Moelis’ opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Moelis as of, the date of its opinion, and Moelis assumed no responsibility to update its opinion for developments after the date of its opinion.
Moelis’ opinion did not address the fairness of the Transaction or the transaction contemplated by the MNC Final Indication, nor did it address any aspect or implication thereof to, or any other consideration of or relating to, the holders of any class of securities, creditors or other constituencies of Vista Outdoor, other than the adequacy of the MNC Final Indication Amount from a financial point of view to holders of Vista Outdoor Common Stock as compared to the Transaction Amount. In addition, Moelis did not express any opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the

Transaction, or any class of such persons, relative to any consideration to be paid or received in connection with the Transaction.
Financial Analyses
The following is a summary of the material financial analyses presented by Moelis to the Vista Outdoor Board at a meeting held on July 7, 2024 in connection with the Vista Outdoor Board’s evaluation of the MNC Final Indication.
Some of the summaries of financial analyses below include information presented in tabular format. In order to fully understand Moelis’ analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the analyses. Considering the data described below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Moelis’ analyses.
For purposes of its analyses, Moelis reviewed a number of financial and operating metrics, including the following:
•“Total Enterprise Value”, which is referred to as “TEV”, was calculated as (a) equity value (calculated (unless the context indicates otherwise) as market value of the relevant company’s diluted common equity (using the treasury stock method) based on its closing stock price on a specified date), plus (b) (i) net debt (calculated as debt, including finance leases, where applicable, less cash and cash equivalents, adjusted for restricted cash, where applicable) and (ii) book value of preferred stock and non-controlling interests, where applicable, minus (c) investments, where applicable (in each of the foregoing cases as of the relevant company’s most recently reported quarter end or semi-annual report, where applicable, except that, with respect to the target companies referred to below under “Inadequacy Opinion of Moelis & Company LLC-Selected Precedent Transactions Analysis” beginning on page 19, the relevant balance sheet date used was the most recently reported quarter end immediately prior to announcement of the applicable transaction).
•“EBITDA” was generally calculated as the relevant company’s earnings before interest, taxes, depreciation and amortization.
•“Adjusted EBITDA”, which is referred to as “Adj. EBITDA”, (i) when used in the context of the Outdoor Product Projections has the meaning given to such term in the section entitled “Certain Unaudited Prospective Financial Information” beginning on page 5 of the Prior Supplement and (ii) otherwise was calculated as EBITDA, (x) adjusted for company-defined non-recurring and non-cash items and (y) fully burdened by stock-based compensation. In addition, in the context of the Outdoor Products Business, Adjusted EBITDA includes the impact of the Standalone Costs (as defined in the section entitled “Certain Unaudited Prospective Financial Information” beginning on page 112 of the Proxy Statement/Prospectus).
Unless the context indicates otherwise, Moelis calculated (a) each Total Enterprise Value for Vista Outdoor as adjusted to reflect (i) the net proceeds from the sale of Sporting Products Business (consisting of gross proceeds of $2,100 million, less estimated adjustments pursuant to the Merger Agreement of approximately $93 million (the “Transaction Costs”)) and (ii) estimated net proceeds of approximately $12 million from the proceeds of the expected divestiture of certain assets (“Additional Divestiture Amounts”), as well as insurance proceeds from the fire at a Fiber Energy Pellet Mill facility for an aggregate adjustment of $2,019 million (collectively, the “Estimated Total Net Sale Proceeds”, and together with the aggregate enterprise value of the Outdoor Products Business, as adjusted to reflect value on a per share basis, is referred to in this section as the “Transaction Amount”), (b) each equity value for Vista Outdoor based on debt (less cash and cash equivalents) (“net debt”) as of June 30, 2024 of $583 million (which net debt amount reflects a decrease of $195 million from December 31, 2023 resulting largely from cash generated by the Kinetic Group and implies an increase in equity value per share of $3.27) and (c) per share amounts for Vista Outdoor Common Stock based on diluted shares outstanding as of June 26, 2024, using the treasury stock method. All such information for Vista Outdoor was provided by management of Vista Outdoor. As used below, “Unaffected Share Price” refers to Vista Outdoor Common Stock’s closing stock price on February 29, 2024, the last trading day prior to public disclosure of the MNC First Indication.

Selected Publicly Traded Companies Analysis
Moelis reviewed financial and stock market information of ten publicly traded companies engaged in the business of manufacturing sporting and outdoor goods (the “Selected Public Sporting & Outdoor Goods Companies”), one publicly traded company engaged in the business of manufacturing outdoor cooking equipment (“Traeger Inc.”) and two publicly traded companies engaged in the business of manufacturing certain types of consumer electronic products (“Garmin Ltd.” and “GoPro, Inc.” and, collectively with Traeger and the Selected Public Sporting & Outdoor Goods Companies, the “Selected Public Sporting & Outdoor Companies”), in each case, whose operations Moelis believed, based on its experience and professional judgment, to be generally relevant in certain respects to the Outdoor Products Business for purposes of Moelis’ analysis, and for which consensus Wall Street research was available. No companies meeting this selection criteria were excluded from the analysis. Moelis reviewed the TEV of each of the Selected Public Sporting & Outdoor Companies, as well as Vista Outdoor, as a multiple of estimated Adj. EBITDA for each of calendar years 2024 and 2025 (“CY2024E” and “CY2025E”, respectively), based on consensus Wall Street research available as of July 3, 2024. Financial data for the Selected Public Sporting & Outdoor Companies was based on public filings as of the relevant company’s most recently reported quarter end or semi-annual report, where applicable.
This data is summarized in the following table(1):

TEV/ Adj. EBITDA
	2024E	2025E
Selected Sporting & Outdoor Goods Companies
Shimano Inc.	18.9x	15.4x
Topgolf Callaway Brands Corp.	9.7x	8.6x
Acushnet Holdings Corp..	13.4x	12.7x
YETI Holdings, Inc.	10.1x	9.3x
Giant Manufacturing Co. Ltd.	12.6x	10.1x
Thule Group AB.	15.9x	13.9x
Dometic Group AB	8.8x	7.8x
Compass Diversified Holdings	9.3x	8.3x
Solo Brands, Inc.	11.2x	9.1x
Globeride, Inc.	5.8x	5.7x
Mean	11.6x	10.1x
Median	10.7x	9.2x
Selected Outdoor Cooking Publicly Traded Companies
Traeger Inc.	NM	28.6x
Selected Consumer Electronic Companies
Garmin Ltd.	19.8x	17.9x
GoPro, Inc.	NM	NM
Selected Public Sporting & Outdoor Companies
Mean	12.3x	12.3x
Median	11.2x	9.7x
Vista Outdoor Consensus	6.6x	6.0x
__________________
(1)“NM” indicates information not meaningful because EBITDA was negative or de minimis.
In reviewing the Selected Public Sporting & Outdoor Companies data for purposes of determining TEV ranges for the Outdoor Products Business, Moelis placed more emphasis on the Selected Public Sporting & Outdoor Goods Companies because of the Outdoor Products Business’s large majority of revenue arising from the sporting and outdoor goods sector. Moelis noted, however, that the Selected Public Sporting & Outdoor Goods Companies were limited in comparability because of several factors, including (i) some of them are mono-brand companies, as contrasted to the Outdoor Products Business’s robust portfolio of brands, (ii) different levels of brand recognition and geographic sales distribution, (iii) the Outdoor Products Business’s projected revenue compound annual growth rate (“CAGR”) from CY2023 to CY2025E is below the median of the Selected Public Sporting & Outdoor Goods Companies, (iv) the Outdoor Products Business’s significantly higher projected CY2023 to CY2025E Adj. EBITDA CAGR, and (v) the Outdoor Products Business’s significantly lower CY2024E Adj. EBITDA margin. Overall, Moelis took into account the estimated performance over the entire length of the term of the Outdoor Product Projections, from the near-term lower demand environment to the significant projected improvement in results in the longer term, driven in part by the GEAR Up transformational plan. Moelis’ TEV range for the Outdoor Products Business was informed by a premium to the multiples for Globeride, Inc., at the low end, and a discount to the overall median of the Selected Public Sporting & Outdoor Goods Companies, at the high end, as Adj. EBITDA margins for the Outdoor Products Business approach the current median of the Selected Public Sporting & Outdoor Companies over time.
Based on the foregoing and using its professional judgment, Moelis selected multiples ranges of (i) 8.5x to 10.0x TEV/Adj. EBITDA for CY2024E and (ii) 7.75x to 8.75x TEV/Adj. EBITDA for CY2025E. Moelis then applied such multiples ranges to the corresponding financial data for the Outdoor Products Business (CY2024E and CY2025E Adj. EBITDA estimates for the Outdoor Products Business, based on the Outdoor Product Projections) to derive ranges of implied TEVs for the Outdoor Products Business. Moelis also derived the implied TEV ranges for Vista Outdoor by adding the implied TEV ranges for the Outdoor Products Business to the Estimated Total Net Sale Proceeds. This analysis indicated the following implied TEV ranges for each of the Outdoor Products Business and Vista Outdoor:

		($ in millions)
Implied TEV Ranges based on:		Estimated Total Net Sale Proceeds	Vista Outdoor TEV Range based on:
CY2024E Adj. EBITDA	CY2025E Adj. EBITDA		CY2024E Adj. EBITDA	6/30/2024A Adj. EBITDA
$636 - $749	$973 - $1,099	$2,019	$2,656 - $2,768	$2,993 - $3,118
Moelis then derived an implied per share reference range from the resulting implied Vista Outdoor TEV range, using the net debt and diluted share information described above. This analysis indicated the following implied per share reference range for Vista Outdoor Common Stock, as compared to the Unaffected Share Price and the MNC Final Indication:

Implied Vista Outdoor Per Share Value
Unaffected Share Price	MNC Final Indication	Implied Per Share Reference Range based on:
		CY2024E Adj. EBITDA	CY2025E Adj. EBITDA
$31.20	$42.00	$34.80 - $36.68	$40.45 - $42.56
Moelis noted however, that it relied primarily on the discounted cash flow analysis as it is the only methodology that fully captures the projected increase in the Outdoor Products Business performance as reflected in the Outdoor Product Projections.
Selected Precedent Transactions Analysis
Moelis reviewed financial information of selected transactions involving target businesses engaged in the business of manufacturing sporting and outdoor goods (the “Selected Precedent Outdoor Transactions”) whose operations Moelis believed, based on its experience and professional judgment, were generally relevant in certain respects to the Outdoor Products Business for purposes of Moelis’ analysis and for which TEV/LTM EBITDA multiples were publicly available. Moelis reviewed implied TEV of each target business as a multiple of LTM EBITDA immediately preceding announcement of the relevant transaction (unless otherwise noted). Implied TEVs were based on the announced purchase prices paid for the target businesses, as well as announced LTM EBITDA for such target businesses (unless otherwise noted).

This data is summarized in the following table(2):

Announcement Date	Target	Acquirer	TEV / LTM EBITDA
February 2024	Snow Peak, Inc.	Bain Capital, LP	24.6x
November 2023	Marucci Sports, LLC	Fox Factory Holding Corp.	11.4x
October 2022	Weber Inc.	BDT Capital Partners LLC	NM
July 2022	Simms Fishing Products LLC(3)	Vista Outdoor	18.5x
July 2022	Fox Racing Inc.(4)	Vista Outdoor	12.6x
January 2022	Accell Group N.V.	Kohlberg Kravis Roberts & Co. LP, Teslin Capital Management B.V.	13.4x
September 2021	Igloo Coolers Products Corp.(5)	Dometic Group AB	16.5x
September 2021	WAWGD, Inc. (d/b/a Foresight Sports, Inc.)(6)	Vista Outdoor	11.0x
June 2021	Rhino-Rack Pty Ltd(7)	Clarus Corporation	12.2x
September 2020	Boa Technology, Inc.	Compass Diversified Holdings	18.5x
March 2020	Marucci Sports, LLC	Compass Diversified Holdings	13.8x
August 2019	Fox International Group Limited	Lew’s Holdings Corporation	14.5x
September 2018	Amer Sports, Inc.	Anta Sports Products Ltd., FountainVest Partners, Tencent Holdings Ltd.	22.9x
July 2018	Eyewear Business of Vista Outdoor(8)	Antelope Brands Bidco Inc. (affiliate of undisclosed European private equity fund)	12.0x
May 2017	Newell Brands Inc. Winter Sports Business	Kohlberg & Company, L.L.C.	9.6x
August 2016	5.11 Tactical®	Compass Diversified Holdings	10.5x
February 2016	Steel Technology, LLC(9)	Helen of Troy Limited	<~12.0x
February 2016	Bell Sports Corp.(10)	Vista Outdoor	11.6x
July 2015	CamelBak Products, LLC(11)	Vista Outdoor	11.6x
February 2014	Easton Baseball/Softball Business of Easton-Bell Sports, Inc.	Bauer Performance Sports Ltd.	5.3x
November 2013	Costa Inc.	Essilor International	13.4x
September 2013	Bushnell Corporation(12)	Vista Outdoor	9.7x
All Selected Precedent Transactions
Mean			13.7x
Median			12.4x
Vista Outdoor Transactions
Mean			12.4x
Median			11.6x
Selected Precedent Transactions Excluding Vista Outdoor Transactions
Mean			14.4x
Median			13.4x
__________________
(2)“NM” indicates information not meaningful because EBITDA was negative.
(3)Excludes future tax benefits; TEV/ LTM EBITDA including tax attributes is 20.7x.
(4)Excludes earn-out; TEV/ LTM EBITDA including earn-out is 13.7x.
(5)Excludes earn-out; TEV/ LTM EBITDA including earn-out is 22.0x.
(6)Excludes future tax benefits; TEV/ LTM EBITDA including tax attributes is 12.6x.
(7)TEV/ LTM EBITDA including earn-out is 12.7x.
(8)TEV/ LTM EBITDA provided by Revelyst Management.
(9)Implies a pre-synergy TEV/ LTM EBITDA of less than 12x.
(10)TEV/ LTM EBITDA provided by Revelyst Management.

(11)TEV/ LTM EBITDA provided by Revelyst Management.
(12)TEV/ LTM EBITDA calculated based on 25% of 2012A EBITDA and 75% of 2013E EBITDA; TEV/ CY 2012A EBITDA is 10.6x.
In reviewing the Selected Precedent Outdoor Transactions for purposes of determining EBITDA multiples ranges for the Outdoor Products Business, Moelis noted that the comparability of the Selected Precedent Transactions to the evaluation of the MNC Final Indication were limited due of several factors, including (i) limited recent comparable precedent transactions with publicly available TEV / LTM EBITDA multiples of comparable size and product portfolios, and (ii) the Outdoor Products Business’s significant increase in projected Adj. EBITDA relative to current levels, resulting in difficulty in deriving related comparable precedent multiples in light of the unknown projected EBITDA trajectories for the other recently acquired businesses in the sector.
Moelis further noted that: (i) the recent acquisition of Snow Peak, Inc. was included in the Selected Precedent Outdoor Transactions in light of its recency and similarity to Vista Outdoor in product offerings despite Snow Peak, Inc. not being included in the Selected Public Sporting & Outdoor Companies because of its relatively smaller scale and focus on non-U.S. end-markets, and (ii) the Outdoor Products Business Adj. EBITDA amounts for FY 2024 used in this analysis did not include pro forma adjustments for cost cutting initiatives related to either the sale of the Sporting Products Business or the Outdoor Products Business’s GEAR Up transformational plan.
Based on the foregoing and using its professional judgment, Moelis selected multiples ranges of 11.0x – 12.5x LTM Adj. EBITDA, and which selected ranges generally reflected (i) a lower bound informed by the transaction multiples for Vista Outdoor’s acquisitions over the immediately preceding five years, with a particular focus on Foresight Sports, Inc. and a discount to Marucci Sports, LLC / Fox Factory Holding Corp. in light of Marucci Sports, LLC’s significant EBITDA growth since its last acquisition in early 2020 and (ii) an upper bound informed by the median of the Selected Precedent Outdoor Transactions multiples. Moelis then applied such multiples range to the corresponding financial data for the Outdoor Products Business for the LTM period ended June 30, 2024 to derive TEV ranges. Moelis also derived the implied TEV ranges for Vista Outdoor by adding the implied TEV ranges for the Outdoor Products Business to the Estimated Total Net Sale Proceeds. This analysis indicated the following implied TEV ranges for each of the Outdoor Products Business and Vista Outdoor:

	($ in millions)
Implied TEV Ranges based on:	Estimated Total Net Sale Proceeds	Vista Outdoor TEV Range based on:
06/30/2024A Adj. EBITDA		CY2025E Adj. EBITDA
$408 - $464	$2,019	$2,427 - $2,483
Moelis then derived an implied per share reference range from the resulting implied Vista Outdoor TEV range, using the net debt and diluted share information described above. This analysis indicated the following implied per share reference range for Vista Outdoor Common Stock, as compared to the Unaffected Share Price and the MNC Final Indication:

Implied Vista Outdoor Per Share Value
Unaffected Share Price	MNC Final Indication	Implied Per Share Reference Range based on:
		06/30/2024A Adj. EBITDA
$31.20	$42.00	$30.97 - $31.90
Moelis noted however, that it relied primarily on the discounted cash flow analysis as it is the only methodology that fully captures the projected increase in the Outdoor Products Business performance as reflected in the Outdoor Product Projections.
Discounted Cash Flow Analysis
Moelis performed a discounted cash flow analysis of the Outdoor Products Business using the Outdoor Product Projections to calculate the present value of the estimated future Unlevered Free Cash Flow (as set forth in the section entitled “Certain Unaudited Prospective Financial Information” beginning on page [5] of the Prior Supplement (except that, at the direction of Vista Outdoor Management, Moelis calculated Unlevered Free Cash Flow for the

9 months ending March 2025 as Unlevered Free Cash Flow for the fiscal year ending March 2025E less estimated Unlevered Free Cash Flow for the first quarter of the fiscal year ending March 2025, resulting in Unlevered Free Cash Flow for the 9 months ending March 2025 of $60 million) projected to be generated by the Outdoor Products Business and an estimate of the present value of the terminal value of the Outdoor Products Business. In performing its discounted cash flow analysis, Moelis applied a range of discount rates of 9.75% to 14.75% based on an estimate of the Outdoor Products Business’s weighted average cost of capital. The estimated weighted average cost of capital range was derived using the Capital Asset Pricing Model, as well as a size premium.
Moelis applied this range of discount rates to (i) the estimated after-tax Unlevered Free Cash Flow for the 9 months ending March 2025 and each of the fiscal years ending March 2026 through March 2029 (discounted to June 30, 2024, using the mid-year discounting convention) and (ii) a range of estimated terminal values derived by applying a range of multiples of 8.5x to 10.0x to the Outdoor Products Business’s estimated Adj. EBITDA for the fiscal year ending March 2029, as set forth in the Outdoor Product Projections. In determining a range of terminal multiples, Moelis relied on CY2024E Adj. EBITDA multiples for the Selected Public Sporting & Outdoor Companies as well as a discount to the TEV/NTM EBITDA multiples for the Selected Public Sporting & Outdoor Companies over both the pre-Covid and the 2017-to-current periods. In doing so, Moelis noted that (i) following an increase in demand for consumer discretionary goods during the Covid pandemic, the Selected Public Sporting & Outdoor Companies have traded at depressed levels since mid-2022 as demand has diminished in part due to higher interest rates and other macro-economic factors, and (ii) the average TEV/NTM EBITDA multiples for the Selected Public Sporting & Outdoor Companies over the 2017-to-current period and pre-Covid period were higher than the average over the last twelve months and 2024 year-to-date periods, respectively. Moelis also noted that the Outdoor Product Projections include 14.0% Adj. EBITDA margins by the fiscal year ending March 2027, a significant increase from the fiscal year ending March 2024 Adj. EBITDA margin of 3.4%, and generally in-line with the median of the Selected Public Sporting & Outdoor Companies Adj. EBITDA margins.
Moelis also derived the implied TEV ranges for Vista Outdoor by adding the implied TEV ranges for the Outdoor Products Business to the Estimated Total Net Sale Proceeds. This analysis indicated the following implied TEV range for each of the Outdoor Products Business and Vista Outdoor:

	($ in millions)
Implied TEV Range	Estimated Total Net Sale Proceeds	Vista Outdoor TEV Range
$1,480 - $2,013	$2,019	$3,499 - $4,033
Moelis then derived an implied per share reference range from the resulting implied Vista Outdoor TEV range, using the net debt and diluted share information described above. This analysis indicated the following implied per share reference range for Vista Outdoor Common Stock, as compared to the Unaffected Share Price and the MNC Final Indication:

Implied Vista Outdoor Per Share Value
Unaffected Share Price	MNC Final Indication	Implied Per Share Reference Range based on:
$31.20	$42.00	$48.95 - $57.91
Other Information
Moelis also noted for the Vista Outdoor Independent Directors and the Vista Outdoor Board the following information that was not considered part of Moelis’ financial analyses with respect to its opinion but was provided for reference purposes:
LBO Analysis
Moelis also reviewed theoretical purchase prices that could be paid by a hypothetical financial buyer in a leveraged buyout of the Outdoor Products Business based on (i) the Outdoor Products Business’s estimated after-tax Unlevered Free Cash Flow for the 9 months ending March 2025 and each of the fiscal years ending March 2026 through March 2029 and (ii) estimated exit values for the Outdoor Products Business derived by applying a range of multiples of 8.5x to 10.0x to the Outdoor Products Business’s estimated Adj. EBITDA for the fiscal year ending March 2029 (based on the Outdoor Product Projections). In addition, this analysis assumed total debt/LTM Adj. EBITDA for the Outdoor Products Business of 4.0x, and required internal rates of return for the financial buyer ranging from 20.0% to 25.0%. Moelis also derived the implied TEV ranges for Vista Outdoor by adding the implied TEV ranges for the Outdoor Products Business to the Estimated Total Net Sale Proceeds.
This analysis indicated the following implied TEV range for each of the Outdoor Products Business and Vista Outdoor:

	($ in millions)
Implied TEV Range	Estimated Total Net Sale Proceeds	Vista Outdoor TEV Range
$972 - $1,297	$2,019	$2,991 - $3,317
Moelis then derived an implied per share reference range from the resulting implied Vista Outdoor TEV range, using the net debt and diluted share information described above. This analysis indicated the following implied per share reference range for Vista Outdoor Common Stock, as compared to the Unaffected Share Price and the MNC Final Indication:

Implied Vista Outdoor Per Share Value
Unaffected Share Price	MNC Final Indication	Implied Per Share Reference Range
$31.20	$42.00	$40.43 - $45.89
Historical TEV to NTM EBITDA Multiples Performance Review
Moelis also reviewed the historical TEV/NTM EBITDA multiples for the Selected Public Sporting & Outdoor Companies and Vista Outdoor over certain periods of time. This review indicated high, low, mean and median TEV/NTM EBITDA multiples for the median Selected Public Sporting & Outdoor Companies since July 3, 2023 (excluding GoPro, Inc. because of its significant volatility), based on publicly available information and Wall Street research, of 12.4x, 9.8x, 10.8x and 10.7x, respectively, as compared to the corresponding multiples for Vista Outdoor over the same time period of 6.4x, 4.7x, 5.6x and 5.6x, respectively.
Analyst Price Targets
Moelis reviewed forward stock price targets for Vista Outdoor Common Stock in five recently published, publicly available Wall Street research analysts’ reports as of July 3, 2024, which indicated low and high stock price targets ranging from $37.00 to $43.00 per share, with a mean of $40.20 per share.
Miscellaneous
This summary of the analyses is not a complete description of the analyses underlying, and factors considered in connection with, Moelis’ opinion. The preparation of an opinion is a complex analytical process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Moelis’ opinion. In arriving at its determination, Moelis considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis. Rather, Moelis made its determination on the basis of its experience and professional judgment after considering the results of all of its analyses.
No company or transaction used in the analyses described above is identical to the Outdoor Products Business or the Transaction. In addition, such analyses do not purport to be appraisals, nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because the analyses described above are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, neither Vista Outdoor nor Moelis or any other person assumes responsibility if future results are materially different from those forecast.

Forward-Looking Statements
Some of the statements made and information contained in these materials], excluding historical information, are “forward-looking statements,” including those that discuss, among other things: Vista Outdoor Inc.’s (“Vista Outdoor”, “we”, “us” or “our”) plans, objectives, expectations, intentions, strategies, goals, outlook or other non-historical matters; projections with respect to future revenues, income, earnings per share or other financial measures for Vista Outdoor; and the assumptions that underlie these matters. The words “believe,” “expect,” “anticipate,” “intend,” “aim,” “should” and similar expressions are intended to identify such forward-looking statements. To the extent that any such information is forward-looking, it is intended to fit within the safe harbor for forward-looking information provided by the Private Securities Litigation Reform Act of 1995.
Numerous risks, uncertainties and other factors could cause our actual results to differ materially from the expectations described in such forward-looking statements, including the following: risks related to the Transaction, including (i) the failure to receive, on a timely basis or otherwise, the required approval of the Transaction by our stockholders, (ii) the possibility that any or all of the various conditions to the consummation of the Transaction may not be satisfied or waived, including the failure to receive any required regulatory approvals from any applicable governmental entities (or any conditions, limitations or restrictions placed on such approvals), (iii) the possibility that competing offers or acquisition proposals may be made, (iv) the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement relating to the Transaction, including in circumstances which would require Vista Outdoor to pay a termination fee, (v) the effect of the announcement or pendency of the Transaction on our ability to attract, motivate or retain key executives and employees, our ability to maintain relationships with our customers, vendors, service providers and others with whom we do business, or our operating results and business generally, (vi) risks related to the Transaction diverting management’s attention from our ongoing business operations and (vii) that the Transaction may not achieve some or all of any anticipated benefits with respect to either business segment and that the Transaction may not be completed in accordance with our expected plans or anticipated timelines, or at all; impacts from the COVID-19 pandemic on our operations, the operations of our customers and suppliers and general economic conditions; supplier capacity constraints, production or shipping disruptions or quality or price issues affecting our operating costs; the supply, availability and costs of raw materials and components; increases in commodity, energy, and production costs; seasonality and weather conditions; our ability to complete acquisitions, realize expected benefits from acquisitions and integrate acquired businesses; reductions in or unexpected changes in or our inability to accurately forecast demand for ammunition, accessories, or other outdoor sports and recreation products; disruption in the service or significant increase in the cost of our primary delivery and shipping services for our products and components or a significant disruption at shipping ports; risks associated with diversification into new international and commercial markets, including regulatory compliance; our ability to take advantage of growth opportunities in international and commercial markets; our ability to obtain and maintain licenses to third-party technology; our ability to attract and retain key personnel; disruptions caused by catastrophic events; risks associated with our sales to significant retail customers, including unexpected cancellations, delays, and other changes to purchase orders; our competitive environment; our ability to adapt our products to changes in technology, the marketplace and customer preferences, including our ability to respond to shifting preferences of the end consumer from brick and mortar retail to online retail; our ability to maintain and enhance brand recognition and reputation; others’ use of social media to disseminate negative commentary about us, our products, and boycotts; the outcome of contingencies, including with respect to litigation and other proceedings relating to intellectual property, product liability, warranty liability, personal injury, and environmental remediation; our ability to comply with extensive federal, state and international laws, rules and regulations; changes in laws, rules and regulations relating to our business, such as federal and state ammunition regulations; risks associated with cybersecurity and other industrial and physical security threats; interest rate risk; changes in the current tariff structures; changes in tax rules or pronouncements; capital market volatility and the availability of financing; foreign currency exchange rates and fluctuations in those rates; general economic and business conditions in the United States and our markets outside the United States, including as a result of the war in Ukraine and the imposition of sanctions on Russia, the COVID-19 pandemic, conditions affecting employment levels, consumer confidence and spending, conditions in the retail environment, and other economic conditions affecting demand for our products and the financial health of our customers.

You are cautioned not to place undue reliance on any forward-looking statements we make, which are based only on information currently available to us and speak only as of the date hereof. A more detailed description of risk factors that may affect our operating results can be found in Part 1, Item 1A, Risk Factors, of our Annual Report on Form 10-K for fiscal year 2024, and in the filings we make with the Securities and Exchange Commission (the “SEC”) from time to time. We undertake no obligation to update any forward-looking statements, except as otherwise required by law.
No Offer or Solicitation
This communication is neither an offer to sell, nor a solicitation of an offer to buy any securities, the solicitation of any vote, consent or approval in any jurisdiction pursuant to or in connection with the Transaction or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, and otherwise in accordance with applicable law.
Additional Information and Where to Find It
These materials may be deemed to be solicitation material in respect of the Transaction. In connection with the Transaction, Revelyst, a subsidiary of Vista Outdoor, filed with the SEC a registration statement on Form S-4 in connection with the proposed issuance of shares of common stock of Revelyst to Vista Outdoor stockholders pursuant to the Transaction, which Form S-4 includes a proxy statement of Vista Outdoor that also constitutes a prospectus of Revelyst (the “proxy statement/prospectus”). INVESTORS AND STOCKHOLDERS ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING OUR PROXY STATEMENT/PROSPECTUS, BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE TRANSACTION AND THE PARTIES TO THE TRANSACTION. The registration statement was declared effective by the SEC on March 22, 2024, and we have mailed the definitive proxy statement/prospectus to each of our stockholders entitled to vote at the meeting relating to the approval of the Transaction. Investors and stockholders may obtain the proxy statement/prospectus and any other documents free of charge through the SEC’s website at www.sec.gov. Copies of the documents filed with the SEC by Vista Outdoor are available free of charge on our website at www.vistaoutdoor.com.
Participants in Solicitation
Vista Outdoor, Revelyst, CSG Elevate II Inc., CSG Elevate III Inc. and CZECHOSLOVAK GROUP a.s. and their respective directors, executive officers and certain other members of management and employees, under SEC rules, may be deemed to be “participants” in the solicitation of proxies from our stockholders in respect of the Transaction. Information about our directors and executive officers is set forth in our proxy statement on Schedule 14A for our 2023 Annual Meeting of Stockholders, which was filed with the SEC on June 12, 2023, and subsequent statements of changes in beneficial ownership on file with the SEC. These documents are available free of charge through the SEC’s website at www.sec.gov. Additional information regarding the interests of potential participants in the solicitation of proxies in connection with the Transaction, which may, in some cases, be different than those of our stockholders generally, is also included in the proxy statement/prospectus relating to the Transaction.

Annex A
July 7, 2024
Board of Directors
Vista Outdoor Inc.
1 Vista Way
Anoka, MN 55303
Members of the Board:
We understand that in a letter dated June 26, 2024, MNC Capital (“MNC”) made a proposal to acquire all of the outstanding shares of common stock, par value $0.01 per share (the “Common Stock”), of Vista Outdoor Inc. (the “Company”) for $42.00 per share, in cash (the “MNC Revised Indication”), subject to the execution of a mutually satisfactory merger agreement. On July 1, 2024, MNC delivered draft commitment letters with respect to the proposed debt and equity financing for the MNC Revised Indication and a draft merger agreement (the “Proposed Merger Agreement”), which provides, among other things, for the proposed merger (the “Proposed Merger”) of a wholly owned subsidiary of MNC (“Merger Sub”), with and into the Company. Pursuant to the Proposed Merger, the Company would become a wholly owned subsidiary of MNC, and each outstanding share of Common Stock, other than shares held in treasury or as to which appraisal rights have been perfected, would be converted into the right to receive $42.00 per share in cash (the “Consideration”). The terms and conditions of the Proposed Merger are more fully set forth in the Proposed Merger Agreement.
You have asked for our opinion as to whether the Consideration to be received by the holders of shares of Common Stock pursuant to the MNC Revised Indication is adequate from a financial point of view to the holders of shares of Common Stock.
For purposes of the opinion set forth herein, we have:
1)Reviewed certain publicly available financial statements and other business and financial information of the Company;
2)Reviewed certain internal financial statements and other financial and operating data concerning the businesses and operations of the Outdoor Products reportable segment of the Company (the “Revelyst Business”);
3)Reviewed certain financial projections prepared by the management of the Company for the Revelyst Business;
4)Reviewed certain financial information prepared by the management of the Company, and have considered in our analysis, that pursuant to (i) an agreement and plan of merger (the “CSG Merger Agreement”) by and among the Company, Revelyst, Inc. (“Revelyst”), CSG Elevate II Inc. (“CSG Parent”), CSG Elevate III Inc., a wholly owned subsidiary of CSG Parent (“CSG Merger Sub”), and, solely for the purposes of specific provisions therein, CZECHOSLOVAK GROUP a.s., (ii) a separation agreement by and between the Company and Revelyst and (iii) a subscription agreement by and between CSG Merger Sub and the Company, the Company expects to receive $2,100,000,000 from CSG Merger Sub, which includes $21.00 per share in cash consideration to be received by holders of Common Stock (the “CSG Transaction”) as consideration for the sale of the Vista Outdoor Business (as defined in the Separation Agreement);
5)Discussed the past and current operations and financial condition and the prospects of the Revelyst Business with senior executives of the Company;
6)Reviewed the reported prices and trading activity for the Common Stock;
7)Compared the financial performance of the Revelyst Business with that of certain other publicly-traded companies comparable with the Revelyst Business;

8)Participated in certain discussions and negotiations among representatives of the Company and MNC and certain parties and their financial and legal advisors;
9)Reviewed the Proposed Merger Agreement, the draft commitment letters from certain lenders and potential sources of equity substantially in the form of the drafts dated July 7, 2024 (the “Commitment Letters”) and certain related documents; and
10)Performed such other analyses, reviewed such other information and considered such other factors as we have deemed appropriate.
We have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to us by the Company, and formed a substantial basis for this opinion. With respect to the financial projections for the Revelyst Business, we have assumed, at your direction, that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Revelyst Business. In addition, we have assumed that the Proposed Merger would be consummated in accordance with the terms set forth in the Proposed Merger Agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that MNC will obtain financing in accordance with the terms set forth in the Commitment Letters and that the definitive Proposed Merger Agreement will not differ in any material respect from the draft thereof furnished to us. Morgan Stanley has assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the Proposed Merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the Proposed Merger. We do not express any view on, and this opinion does not address, any other term or aspect of the Proposed Merger Agreement or the transactions contemplated thereby or any term or aspect of any other agreement or instrument contemplated by the Proposed Merger Agreement or entered into or amended in connection therewith. We are not legal, tax or regulatory advisors. We are financial advisors only and have relied upon, without independent verification, the assessment of the Company and its legal, tax or regulatory advisors with respect to legal, tax or regulatory matters. We express no opinion with respect to the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or any class of such persons, relative to the Consideration to be received by the holders of shares of Common Stock in the Proposed Merger. We have not made any independent valuation or appraisal of the assets or liabilities of the Revelyst Business or the Company, nor have we been furnished with any such valuations or appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion. This opinion does not address the relative merits of the transactions contemplated by the Proposed Merger Agreement as compared to other business or financial strategies that might be available to the Company, nor does it address the underlying business decision of the Company to enter into the Proposed Merger Agreement or proceed with any other transaction contemplated by the Proposed Merger Agreement.
We have acted as financial advisor to the Board of Directors of the Company in connection with the MNC Revised Indication and will receive a fee for our services, a substantial portion of which is contingent upon the rendering of our opinion as to whether the Consideration to be received by the holders of shares of Common Stock pursuant to the MNC Revised Indication is adequate from a financial point of view to the holders of shares of Common Stock. In the two years prior to the date hereof, we have provided financial advisory and financing services for the Company and have received fees in connection with such services. Morgan Stanley may also seek to provide financial advisory and financing services to MNC and the Company and their respective affiliates in the future and would expect to receive fees for the rendering of these services.
Please note that Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Our securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of the Company, the Revelyst Business, or any other company, or any currency or commodity, that may be involved in the Proposed Merger, or any related derivative instrument.
This opinion has been approved by a committee of Morgan Stanley investment banking and other professionals in accordance with our customary practice. This opinion is for the information of the Board of Directors of the Company only and may not be used for any other purpose or disclosed without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing the Company or any subsidiary of the Company is required to make with the Securities and Exchange Commission in connection with the Proposed Merger or the CSG Transaction if such inclusion is required by applicable law. In addition, Morgan Stanley expresses no opinion or recommendation as to how the shareholders of the Company should vote at the shareholders’ meeting to be held in connection with the CSG Transaction.
Based on and subject to the foregoing, we are of the opinion on the date hereof that the Consideration to be received by the holders of shares of Common Stock pursuant to the MNC Revised Indication is inadequate from a financial point of view to the holders of shares of Common Stock.

Very truly yours,

MORGAN STANLEY & CO. LLC

By:	/s/ Martin Douglass
Martin Douglass
Managing Director

Annex B
July 7, 2024
Independent Members of the Board of Directors of Vista Outdoor Inc.
Board of Directors of Vista Outdoor Inc.
Vista Outdoor Inc.
1 Vista Way
Anoka, MN 55303
Ladies & Gentlemen:
We understand that Vista Outdoor Inc. (the “Company”) has entered into the Agreement and Plan of Merger dated October 15, 2023 (as amended by Amendment No. 1 dated May 27, 2024, Amendment No. 2 dated June 23, 2024 and Amendment No. 3 dated July 7, 2024, the “Merger Agreement”) among the Company, Revelyst, Inc., a direct wholly owned subsidiary of the Company (“Revelyst”), CSG Elevate II Inc. (“Parent”), CSG Elevate III Inc., a direct wholly owned subsidiary of Parent (“Merger Sub”), and Czechoslovak Group a.s., as guarantor.
As more fully described in the Merger Agreement, pursuant to the Separation Agreement by and between the Company and Revelyst (the “Separation Agreement”, and together with the Merger Agreement and the Subscription Agreement (as defined below), the “Agreements”), (i) it is contemplated that the Company will separate the Revelyst Business (as defined in the Separation Agreement) from the Vista Outdoor Business (as defined in the Separation Agreement) and (ii) Parent will subscribe (the “Subscription”) for shares of common stock, par value $0.01 per share (“Company Common Stock”), of the Company for an amount equal to $2.10 billion (the “Base Purchase Price”).
We understand that (i) following the Subscription, it is contemplated that Merger Sub will be merged with and into the Company, whereby current holders of Company Common Stock will receive, in exchange for each share of Company Common Stock, one share of Revelyst common stock and $21.00 in cash and (ii) the cumulative effect of the consummation of the transactions contemplated by the Agreements (such series of transactions, collectively, the “Transactions”) will result in the current holders of Company Common Stock owning 100% of the issued and outstanding common stock of Revelyst, and Parent owning 100% of the issued and outstanding Company Common Stock, and thereby, 100% of the Vista Outdoor Business.
We further understand that (a) on February 19, 2024, the Board of Directors of the Company (the “Board”) received a letter from MNC Capital (“MNC”) containing a proposal to acquire the Company for $35.00 per share in cash (the “MNC First Indication”), (b) on March 25, 2024, the Board received a subsequent letter from MNC indicating a willingness to increase its proposal to acquire the Company to $37.50 per share in cash (the “MNC Second Indication”), (c) on June 6, 2024, the Board received an updated letter from MNC indicating a willingness to increase its proposal to acquire the Company to $39.50 per share in cash (the “MNC Third Indication”), (d) on June 26, 2024, the Board received a further updated letter from MNC reiterating its interest in acquiring the Company (the “MNC Indication of Interest”), indicating a willingness to increase its proposal to acquire the Company to $42.00 per share in cash (the “MNC Indication Amount”) and further indicating such MNC Indication of Interest was its final offer, and (e) on July 1, 2024, the Board received a further letter (the “MNC Final Offer Letter”) from MNC containing the details relating to its final offer of the MNC Indication Amount, including a draft merger agreement (the “Proposed Merger Agreement”), which provides, among other things, for the proposed merger of a wholly owned subsidiary of MNC with and into the Company.

It is currently contemplated the gross proceeds of the Transactions of $2.10 billion will be adjusted for estimated taxes, net working capital, transactions costs and other closing related payments of approximately $93 million (“Transactions Costs”), together with estimated net proceeds from additional contemplated divestitures by the Company of approximately $12 million (“Additional Divestiture Amounts”), resulting in aggregate estimated net proceeds to the Company from the Transactions, other asset sales and certain insurance proceeds of approximately $2.019 billion (the “Estimated Net Transactions and Other Proceeds Amount”). The Estimated Net Transactions and Other Proceeds Amount, together with the aggregate enterprise value of Revelyst, as adjusted to reflect value on a per share basis, is referred to herein as the “Transactions Amount”.
You have requested our opinion as to the adequacy of the MNC Indication Amount from a financial point of view to holders of Company Common Stock as compared to the Transactions Amount.
In arriving at our opinion, we have, among other things: (i) reviewed certain publicly available business and financial information relating to the Company; (ii) reviewed certain internal information relating to the business, earnings, cash flow, assets, liabilities and prospects of the Revelyst Business furnished to us by the Company, including (a) financial forecasts relating to the Revelyst Business provided to or discussed with us by the management of the Company, (b) estimated Transactions Costs, and (c) estimated Additional Divestiture Amounts; (iii) conducted discussions with members of the senior management and representatives of the Company concerning the information described in clauses (i) and (ii) of this paragraph, as well as the business and prospects of the Revelyst Business; (iv) reviewed the reported prices and trading activity for the Company Common Stock; (v) reviewed publicly available financial and stock market data of certain other companies in lines of business that we deemed relevant; (vi) reviewed the financial terms of certain other transactions that we deemed relevant; (vii) reviewed (a) the Merger Agreement, (b) the Separation Agreement, (c) the form, provided on October 15, 2023, of the Subscription Agreement to be entered into between the Company and Parent in connection with the Subscription (the “Subscription Agreement”), and (d) the MNC First Indication, the MNC Second Indication, the MNC Third Indication, the MNC Indication of Interest and the MNC Final Offer Letter; and (viii) conducted such other financial studies and analyses and took into account such other information as we deemed appropriate.
In connection with our analysis and opinion, we have, at your direction, relied on the information supplied to, discussed with or reviewed by us for purposes of this opinion being complete and accurate in all material respects. We have not independently verified any such information (or assumed any responsibility for the independent verification of any of such information). With your consent, we have also relied on the representation of the Company’s management that they are not aware of any facts or circumstances that would make any such information inaccurate or misleading. With your consent, we have relied upon, without independent verification, the assessment of the Company and its legal, tax, regulatory and accounting advisors with respect to legal, tax, regulatory and accounting matters. With respect to the financial forecasts referred to above, the Transactions Costs and the Additional Divestiture Amounts, we have assumed, at your direction, that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the Company as to the future performance of the Revelyst Business and the estimated Transaction Costs and Additional Divestiture Amounts. We express no views as to the reasonableness of any financial forecasts or the assumptions on which they are based. In addition, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet, or otherwise) of the Company, nor have we been furnished with any such evaluation or appraisal.
Our opinion does not address the Company’s prior underlying business decision to enter into the Merger Agreement to effect the Transactions or the relative merits of the Transactions as compared to any alternative business strategies or transactions that might be available to the Company and does not address any legal, regulatory, tax or accounting matters. We have not been asked to, nor do we, offer any opinion as to any terms of the Proposed Merger Agreement or any aspect or implication of the transaction contemplated by the MNC Indication of Interest, except for the adequacy of the MNC Indication Amount from a financial point of view to holders of Company Common Stock as compared to the Transactions Amount. We express no opinion as to what the value of Company Common Stock or the common stock of Revelyst actually will be when issued pursuant to the Transactions or the prices at which Company Common Stock or the common stock of Revelyst may trade at any time. We are not expressing any opinion as to fair value, viability or the solvency of the Company or Revelyst following the closing of the Transactions. In rendering this opinion, we have assumed, with your consent, that the final executed forms of the Subscription Agreement and the Merger Agreement will not differ in any material respect from the drafts that we have reviewed, that the Transactions will be consummated in accordance with their terms without any waiver or modification that could be material to our analysis, that the representations and warranties of each party set forth in the Agreements are accurate and correct, and that the parties to the Agreements would comply with all the material terms of the Agreements. We have assumed, with your consent, that all governmental, regulatory or other consents or approvals necessary for the completion of the Transactions will be obtained, except to the extent that could not be material to our analysis. We have not been authorized to solicit and have not solicited indications of interest in a possible transaction regarding the Revelyst Business, the Vista Outdoor Business or the Company as a whole, from any party.
Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof, and we assume no responsibility to update this opinion for developments after the date hereof.
We have acted as the financial advisor to the independent members of the Board in connection with its evaluation of the MNC Indication of Interest and are entitled to a fee upon delivery of our report prepared in connection with the MNC Indication of Interest. We are also entitled to a fee upon delivery of this opinion. Our affiliates, employees, officers and partners may at any time own securities (long or short) of the Company and Parent. We have provided investment banking and other services to the Company unrelated to the Transactions and the transaction contemplated by the MNC Indication of Interest and in the future may provide such services to the Company and Parent and have received and may receive compensation for such services. In the past two years prior to the date hereof, we (i) acted as financial advisor to the independent members of the Board in connection with a review of strategic alternatives, including the proposed spin-off of the business of Revelyst, as well as in connection with entering into the Transactions and (ii) acted, and are currently acting, as financial advisor to certain affiliates and other related parties of a member of the MNC financing consortium, in connection with certain investment banking advisory transactions.
This opinion is for the use and benefit of the independent members of the Board (solely in their capacity as such) as well as for the use and benefit of the entire Board (solely in its capacity as such) in their evaluation of the MNC Indication of Interest. This opinion does not constitute a recommendation as to how any holder of securities should vote or act with respect to the Transactions or any other matter. This opinion does not address the fairness of the Transactions or the transaction contemplated by the MNC Indication of Interest, nor does it address any aspect or implication thereof to, or any other consideration of or relating to, the holders of any class of securities, creditors or other constituencies of the Company, other than whether the MNC Indication Amount is adequate from a financial point of view to holders of Company Common Stock as compared to the Transactions Amount. In addition, we do not express any opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the Transactions, or any class of such persons, relative to any consideration to be paid or received in connection with the Transactions. This opinion was approved by a Moelis & Company LLC fairness opinion committee.
Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the MNC Indication Amount is inadequate from a financial point of view to holders of Company Common Stock as compared to the Transactions Amount.

Very truly yours,

/s/ Moelis & Company LLC
B-4